IN THE UNITED STATES BANKRUPTCY COURT
                            WESTERN DISTRICT OF TEXAS
                                 AUSTIN DIVISION



IN RE:                     ss.
                           ss.
ECLICKMD, INC.             ss.      CASE NO.  03-12387
                           ss.
         Debtor.           ss.

      JOINT PLAN OF REORGANIZATION DATED AUGUST 5, 2003, AS AMENDED BY THE
          BANKTRUPCY COURT'S CONFIRMATION ORDER DATED DECEMBER 2, 2003

         EclickMD, Inc., Debtor, and Gryphon Opportunities Fund I, L.P., ("Gryphon") its sole Secured Creditor, jointly propose the following Plan of Reorganization of the Debtor.

         Summary of Plan. The Joint Plan generally proposes that all existing equity interests and rights in the Debtor will be cancelled. The Debtor's sole Secured Creditor will receive Ninety Seven and One-Half Percent (97.50%) of the New Common Shares of the reorganized Debtor. Unsecured Creditors will receive Two and One-Half Percent (2.50%) of the New Common Shares of the reorganized Debtor, a cash dividend equal to Two and One-Half Percent (2.50%) of the amount of their Allowed Claim, and an assignment of the Debtor's rights under a pre-petition judgment in the amount of approximately $1 million, entered in favor of the Debtor. Equity interest holders in the Debtor each will receive 100 shares of New Common Stock, regardless of the size of their pre-petition equity interests. Post-Petition secured loans to the Debtor shall continue for one (1) year following the Confirmation Date in accordance with the terms of the Court's Order Authorizing Post-Petition Financing, and pursuant to the forms of Post-Petition Senior Secured Promissory Notes attached as exhibits to the Disclosure Statement.

                                    ARTICLE I
                                   DEFINITIONS

         1.01. Allowed Claim shall mean a Claim (a) for which a proof of claim has been filed with the Court within the period of limitation fixed by Rule 3001, (b) scheduled in the list of creditors prepared and filed with the Court pursuant to Rule 1007(b) and not listed as disputed, contingent, or unliquidated as to amount, in either case as to which no objection to the allowance thereof has been raised within any applicable period of limitation fixed by Rule 2001 or by order of the Court, or as to which any such objection has been determined by an order or judgment that is final and non-appealable or
(c) allowed pursuant to Section 7.01 of this Plan.

         1.02 Allowed Interest shall mean an Interest (a) for which a proof of claim has been filed with the Court within the period of limitation fixed by Rule 3001, or (b) scheduled in the list of creditors prepared and filed with the



Joint Plan of Reorganization Dated August 5, 2003, as amended by the Bankruptcy Court's Confirmation Order Dated December 2, 2003

Court pursuant to Rule 1007(b) and not listed as disputed, contingent, or unliquidated as to amount, in either case as to which no objection to the allowance thereof has been raised within any applicable period of limitation fixed by Rule 2001 or by order of the Court, or as to which any such objection has been determined by an order or judgment that is final and non-appealable.

         1.03 Allowed Secured Claim shall mean an Allowed Claim secured by a lien, security interest or other charge against or interest in property in which the Debtor has an interest, or which is subject to setoff under Section 553 of the Code, to the extent of the value (determined in accordance with Section 506(a) of the Code) of the interest of the holder of such Allowed Claim in the Debtor's interest in such property, or to the extent of the amount subject to setoff, as the case may be.

         1.04 Allowed Unsecured Claim shall mean the difference between a creditor's Allowed Claim less the creditor's Allowed Secured Claim.

         1.05 Claim shall mean any right to payment, or right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, against Debtor in existence on the Petition Date, whether or not such right to payment or right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, secured or unsecured.

         1.06 Class shall mean any class into which Allowed Claims are classified under Article III of this Plan.

         1.07 Code shall mean Title 11 of the United States Code as in effect during the pendency of this bankruptcy proceeding.

         1.08 Common Stock shall mean the par value common stock of the Debtor outstanding on the Petition Date, and further shall mean any and all warrants, options or stock rights to acquire such Common Stock, regardless of whether the warrants, options or rights were vested or unvested, exercised or exercisable, on the Petition Date.

         1.09 Confirmation Date shall mean the date upon which the Order of Confirmation of this Joint Plan is entered by the Court.

         1.10 Court shall mean the United States Bankruptcy Court for the Western District of Texas, Austin Division, and any Court having competent jurisdiction to hear appeals therefrom.

         1.11 Debtor shall mean EclickMD, Inc., the debtor in possession in this chapter 11 proceeding.

         1.12 Distribution Account shall mean the consideration to be distributed to holders of Allowed Claims, and any account into which such consideration has been deposited.



Joint Plan of Reorganization Dated August 5, 2003, as amended by the Bankruptcy Court's Confirmation Order Dated December 2, 2003

         1.13 Distribution Date shall mean a date not later than sixty days after the Effective Date.

         1.14 ECMD shall mean the Nevada corporation that shall continue as a duly organized entity upon confirmation of the Joint Plan of Reorganization.

         1.15 Effective Date shall mean the first business day following the date upon which the Order of Confirmation becomes final and non-appealable, and on which all of the conditions to the effectiveness of the Joint Plan have been satisfied or expressly waived.

         1.16 Gryphon Post Confirmation Loan shall mean the amount to be loaned to ECMD for one year on a monthly basis after the Effective Date. The amount to be advanced monthly shall be equal to the difference between the projected income and the projected expenses of ECMD in the following month.

         1.17 Gryphon Cash Deposit shall mean the amount to be funded by Gryphon on or prior to the Distribution Date, and shall equal the sum of a) Class 1 Claims Allowed on or before the Effective Date, b) estimated Class 1 Claims that will be incurred during the period between the Effective Date and the Distribution Date, and c) 2.50% of the amount of the principal amount of Allowed Class 5 Claims on the Effective Date.

         1.18 Interest shall mean the interest in the Debtor of a holder of stock or any other equity or ownership right issued by the Debtor.

         1.19 New Common Stock shall mean validly issued, fully paid and non-assessable shares of stock of ECMD with a $.01 par value.

         1.20     Petition Date shall mean May 13, 2003.

         1.21 Preferred Stock shall mean any and all preferred Interests or shares of stock of Debtor, including, but not limited to that certain Series A Preferred Stock of Debtor, together with any and all warrants, options, or other rights to acquire preferred shares of the Debtor.

         1.22 Pro Rata shall mean proportionately, or according to a certain rate percentage or proportion, based upon the whole of the Allowed Claims in any given Class.

         1.23 Rajani Judgment shall mean that certain final judgment entered against Oxford Venture Partners, LLC and Karim Rajani, in cause no. A-01-CA-899-85, in the United States District Court, Western District of Texas, in the principal amount of $1,019, 250, as reflected on Debtor's schedules.



Joint Plan of Reorganization Dated August 5, 2003, as amended by the Bankruptcy Court's Confirmation Order Dated December 2, 2003

                                   ARTICLE II
                      ADMINISTRATIVE AND PRIORITY CREDITORS

         2.01 The administrative expenses of the Debtor's chapter 11 case allowed pursuant to Section 503(b) of the Code and each Allowed Claim entitled to priority pursuant to Section 507(a)(2) or (6) of the Code shall be paid in full upon the Distribution Date in cash, or upon such other terms as may be agreed upon by the holder of such allowed expense or Allowed Claim and the Debtor. Where required by the Code, and upon approval by the Court, Debtor shall pay administrative expenses on a current basis.


                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

         3.01     Claims and interests are classified as follows:

         Class 1.          Allowed Administrative Claims under Section
503(b)(2), (3), (4), (5), or (6) of the Code and Allowed Priority Claims under
Section 507(a)(2) or (6).

         Class 2.          Allowed Claims entitled to priority pursuant to
Section 507(a)(3), (4), (5) or (8) of the Code.

         Class 3.          Allowed Post-Petition Secured Claim of Gryphon in the
amount of $298,620.00 on August 5, 2003, and continuing to accrue at the rate of approximately $100,000.00 per month.

         Class 4.          Allowed Pre-Petition Secured Claim of Gryphon in the
amount of $1,614,978.00.

         Class 5.          Allowed Unsecured Claims.

         Class 6.          Holders of Common or Preferred Stock Interests.


                                   ARTICLE IV
                        TREATMENT OF CLAIMS AND INTERESTS

              (Classes 3, 4, 5, and 6 are impaired under the Plan)

         4.01 Class 1 Claims. The Allowed Amount of Administrative Claims allowed under sections 503(b)(2) through (b)(6) of the Code shall be paid in cash in full on the Distribution Date.



Joint Plan of Reorganization Dated August 5, 2003, as amended by the Bankruptcy Court's Confirmation Order Dated December 2, 2003

         4.02 Class 2 Claims. Each holder of a Class 2 Claim shall be paid in respect of such Claim deferred monthly payments commencing sixty days (60) after the Distribution Date and continuing over a period not to exceed two (2) years, sufficient to pay in full the Allowed Claim, with interest accruing thereon from the Distribution Date at the rate of Ten Percent (10%) per year unless the holder of a particular claim has agreed to a different treatment. The Allowed Claim of the Texas Workforce Commission shall be paid in monthly installments commencing sixty (60) days after the Effective Date and continuing over a period not to exceed six (6) years from the Effective Date with interest accruing thereon from the Effective Date at the rate of six percent (6%) per year.

         4.03 Class 3 Claim. The Allowed Post-Petition Secured Claim of Gryphon is payable in full and shall accrue interest at the rate of 5% per year from and after one hundred eighty days (180) after the Distribution Date. Beginning on the first calendar day of the month following one hundred eighty
(180) days after the Distribution Date, and on the first day of each calendar month thereafter for the next twelve (12) months, Gryphon shall receive a payment equal to the accrued interest on its Class Three Allowed Claim; thereafter, beginning on the first calendar day of the following month and continuing for the next fifty-nine (59) months, Gryphon shall receive monthly principal and interest payments in the amount needed to fully amortize the Class 3 Allowed Claim (including interest as described above) over sixty (60) months. Gryphon shall retain all liens and security interests securing repayment of the Post-Petition Loans, and such liens and security interests shall survive confirmation of the Plan. Post-Confirmation loans by Gryphon shall be made in accordance with the Bankruptcy Court's Order Authorizing Post-Petition Financing, and shall be made pursuant to the form of Post-Confirmation Senior Secured Promissory Note attached to the Disclosure Statement as Exhibit 4.

         4.04 Class 4 Claims. On the Distribution Date, the Allowed Pre-Petition Secured Claim of Gryphon Opportunities Fund I, LLP shall be converted into New Common Stock comprising Ninety-Seven and One-Half Percent (97.50%) of the equity ownership interests in the Reorganized Debtor. Certain of such New Common Shares will in turn be distributed by Gryphon to Class 6 claimants, as described in 4.06, below. During the period between the Effective Date and the Distribution Date, Class 4 Claimants shall be entitled to vote the New Common Stock in connection with any shareholder approvals required by the Debtor.

         4.05 Class 5 Claims. On the Distribution Date, each Allowed Unsecured Claim holder shall receive a cash distribution equal to approximately Two and One-Half Percent (2.50%) of the amount of such Allowed Class 5 Claim. Each Class 5 Claim holder further shall receive a pro rata share of the New Common Stock comprising Two and One-Half Percent (2.50%) of the equity Ownership interests in the Reorganized Debtor. During the period between the Effective Date and the Distribution Date, Class 5 Claimants shall be entitled to vote the New Common Stock in connection with any shareholder approvals required by the Debtor. Unsecured Creditors further shall participate pro rata in a creditor's trust to be formed to take ownership of the Rajani Judgment.



Joint Plan of Reorganization Dated August 5, 2003, as amended by the Bankruptcy Court's Confirmation Order Dated December 2, 2003

         4.06 Class 6 Claims. All existing equity rights in the Debtor, whether vested or unvested, including the Common Shares of Debtor and the Preferred Shares of Debtor shall be cancelled on the Effective Date. Without regard to the number or percentage of Common Shares held by any given Class 6 Claimant, each Allowed Class 6 Interest holder will receive 100 shares of New Common Stock. Such shares are to be taken from the New Common Stock otherwise distributable to Class 4 Claimant under this Plan and distributed to the Allowed Class 6 Interest holders not later than sixty (60) days after the Distribution Date.


                                    ARTICLE V
                     ADMINISTRATIVE MEANS OF IMPLEMENTATION

         5.01 Debtor shall continue in possession of all of its property and assets except as otherwise provided herein. The Debtor shall have sufficient funds available on the Distribution Date to make the payments required hereby.

         5.02 Prior to the Distribution Date, the Debtor is authorized and directed to execute and deliver all documents and to take and cause to be taken all action necessary or appropriate to execute and implement the provisions of this Plan, including the issuance of the New Stock Common required hereby.

         5.03 This Plan may be altered or modified by the proponents before or after the Confirmation Date as permitted by ss.1127 of the Code.

         5.04 The Corporate Chief Financial Officer, Neal Burley, shall be the disbursing agent hereunder. Disbursing agent shall have the sole and exclusive right to make distributions required by the Plan. Disbursing Agent may invest or hold the funds in one or more accounts, provided that all investments shall be made in accordance with ss.345 of the Code.

         5.05 After all required distributions have been made, Disbursing Agent shall file a report and cause a final decree to be issued.

         5.06 On or before the tenth business day following the Confirmation Date, Gryphon shall make the Gryphon Cash Deposit into the Distribution Account. In the event finally Allowed Administrative Expenses exceed the amount provided for in the Gryphon Cash Deposit, Gryphon shall not be required to deposit additional funds, but instead, the funds in the Gryphon Cash Deposit shall first be used to satisfy Allowed Administrative Expenses, then the remainder shall be paid pro rata to Allowed Class 4 Claim holders. INCREASES IN ADMINISTRATIVE EXPENSES DIRECTLY WILL REDUCE THE CASH DIVIDEND PAID TO CLASS 4 CLAIMANTS. INCREASES IN THE NUMBER OR THE AMOUNT OF ALLOWED UNSECURED CLAIMS AFTER THE EFFECTIVE DATE LIKEWISE DIRECTLY WILL REDUCE THE CASH AND NEW COMMON SHARE DIVIDEND ULTIMATELY PAID TO CLASS 4 CLAIMANTS. THE AMOUNT OF THE GRYPHON CASH DEPOSIT SHALL NOT BE INCREASED AFTER THE EFFECTIVE DATE.



Joint Plan of Reorganization Dated August 5, 2003, as amended by the Bankruptcy Court's Confirmation Order Dated December 2, 2003

         5.07 For one year beginning on or before the first day of the first month following the Effective Date and continuing for so long as Gryphon, in its sole and absolute discretion deems it prudent, Gryphon shall make an advance under the Gryphon Post Confirmation Loan. The Gryphon Post Confirmation Loan shall be on substantially the same terms and conditions as the Gryphon Class 3 Claim, be secured by all of the assets of ECMD, accrue interest at the rate of five percent (5.0%) per year from the date of each advance and be repaid as follows: Interest only payments due on the first calendar day of each month beginning one (1) year after the Distribution Date; thereafter, on the first calendar day of each following month, equal monthly installments of principal and interest in an amount needed to fully amortize the Gryphon Post Confirmation Loan over sixty (60) months.

         5.08 On the Distribution Date, ECMD shall assign all of its right, title and interest in the Rajani Judgment to the Creditors' Trust. All Class 5 claimants shall be beneficiaries of the Creditors' Trust in proportion to their Allowed Class 5 Claims. The three (3) members of Class 5 with the largest Allowed Class 5 Claims as of the Effective Date shall be the trustees of the Creditors' Trust. A trustee of the Creditors' Trust may resign, be removed for cause or decline to serve. The replacement trustee shall be the member of Class 5 with the next largest Allowed Class 5 Claim as of the Effective Date. After payment of all expenses reasonably related to the collection of the Rajani Judgment and management of the Creditors' Trust, the proceeds shall be distributed pro rata to Class 5 claimants based upon the Allowed Amounts of their Class 5 claims. A trustee shall not be entitled to compensation for serving as trustee, but may be re-imbursed for its reasonable, actual out-of-pocket expenses incurred on behalf of the Creditors' Trust. The Class 5 claimants may choose to amend these rules by majority vote with each member having one vote regardless of the Allowed Amount of its claim.


                                   ARTICLE VI
                             ISSUANCE OF NEW SHARES

         6.01 As set forth herein, the outstanding shares of Common Stock and Preferred Stock of EclickMD, Inc. shall be cancelled and voided as of the Effective Date.

         6.02 As soon as practical after the Effective Date, the reorganized Debtor shall amend its Articles of Incorporation to change its name to Secure Care, Inc. and to authorize the issuance of 10,000,000 shares of New Common Stock at $0.01 par value. Of such 10,000,000 authorized shares of New Common Stock, approximately 10,000,000 shall be issued to Allowed Class 4, Class 5 and Class 6 claimants. The exact number of shares to be issued to the Class 4, Class 5 and Class 6 claimants shall depend on the actual number of Class 6 claimants and shall be calculated as follows: Number of Allowed Class 6 Claims times 100 shares per claim divided by 2.5%.

         6.03 The Distribution Agent as promptly as practical on or after the Distribution Date shall issue shares of the New Common Stock to Allowed Class 4, Class 5 and Class 6 claimants.


                                   ARTICLE VII
                               EXECUTORY CONTRACTS

         7.01 All executory contracts and unexpired leases relating to general corporate operations, identified in Exhibit A, attached hereto, shall be assumed under sections 365 and 1123(b)(2) of the Code on or before the Confirmation Date. All executory contracts not shown on Exhibit A shall be deemed rejected upon the Confirmation Date. Any person or entity claiming rights under an executory contract or unexpired lease rejected pursuant to the provisions of this Article VII shall have thirty days to file a proof of claim in this case, or such additional time as the Court, before that date, may allow. Any such claim not timely filed will not be allowed. Any Allowed Claim for rejection of an executory contract or unexpired lease shall be a Class 5 Claim.

         7.02     Any objection to a rejection claim filed pursuant to Section
7.01 above must be filed on or before the Distribution Date or such claim will be deemed to be an Allowed Class 5 Claim. If an objection to such a claim is filed, the amount of cash and New Common Stock equal to what would be distributed if such claim were allowed in full shall be held in reserve pending the determination of the objection. Upon determination of such objection, the cash and New Common Stock held in reserve shall be distributed to the claimant or pro rata to other Allowed Class 5 claimants as is appropriate.


                                  ARTICLE VIII
                               DISCHARGE OF DEBTOR

         8.01 Except to the extent provided in the Plan, or in the order confirming the Plan, upon the Distribution Date, Debtor shall be released from any and all debts arising or incurred prior to the Distribution Date, and any and all debts or claims specified in section 502(g), (h), or (i) of the Code.

         8.02 Except to the extent provided in the Plan, upon the Distribution Date, Debtor shall be vested with title to all property of the estate and all claims or causes of action arising under the Code in favor of Debtor.


                                   ARTICLE IX
                              MODIFICATION OF PLAN

         9.01 Modifications of the Plan may be proposed in writing by the proponents at any time before confirmation of the Plan, provided that such Plan, as modified, meets the requirements of sections 1122 and 1123 of the Code, and the proponents shall have complied with section 1125 of the Code.

         9.02 The proponents may modify the Plan at any time after confirmation, but before substantial consummation, provided that the Plan, as modified, meets the requirements of section 1122 and 1123 of the Code and the Court, after notice and hearing, confirms such modified Plan under section 1129, and the circumstances warrant such modification.

         9.03 A holder of a claim or interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, the Plan as modified, unless within any time limit fixed by the Court, such holder changes its previous acceptance or rejection.


                                    ARTICLE X
                            RETENTION OF JURISDICTION

         10.01 Until this case is closed, the Court shall retain jurisdiction to hear and determine all claims against the Debtor arising prior to the Confirmation Date, to hear and determine all causes of action arising prior to the Confirmation Date that may exist in favor of Debtor, to hear and determine all matters relating the administration of the Debtor's estate, to modify the Plan, and to make such other orders as are necessary or appropriate to effectuate the provisions of the Plan in accordance with section 1142 of the Code.


                                   ARTICLE XI
                                     DEFAULT

         11.1 After this case is closed, except as noted in Sections 11.2 and 11.3 below, a default by the Debtor of its obligations under this Plan as confirmed shall entitle the affected creditor to pursue its remedies against the Debtor under applicable Texas law for breach of the terms of the Plan as if the Plan were a contract entered into in Austin, Travis County, Texas between the Debtor and the affected creditor on the Confirmation Date.

         11.2 The Allowed Amount of the claim of the IRS is a non-dischargeable debt, except as otherwise provided for in the Bankruptcy Code, and if the debtor should default, the IRS is no longer subject to the provisions of the Bankruptcy Code and may take actions authorized by applicable non-bankruptcy law to collect said debt.

         11.3 With respect to the Allowed Amounts of the Claims of the IRS and the Texas Workforce Commission (collectively the "Tax Collectors") in the event of a failure by the Debtor to make payment to a Tax Collector, the Tax Collector must send written demand for payment to the Debtor and said payment must be received by the Tax Collector within fifteen (15) days of the date of the demand letter. The Debtor can receive up to three (3) notices of default from a Tax Collector. However, on the third notice of default from a Tax Collector, such default may only be cured by payment in full of all of the unpaid indebtedness to the Tax Collector that is covered by the Plan, with collection activity to the undertaken by a Tax Collector, if, after such third notice of default, the Debtor fails to pay any unpaid remaining indebtedness due to the Tax Collector in full.

                  The IRS is bound by the provisions of the Confirmed Plan and is barred under 11 U.S.C. ss. 1141 from taking any collection action against the Debtor for pre-petition claims during the duration of the Plan (provided there is no default to the IRS). The period of limitations on collection remains suspended under 26 U.S.C. ss. 6503(h) for tax periods being paid under the Plan and terminates on the earlier of (1) all required payments to the IRS have been made; or (2) 30 days after the date of the demand letter (described above) for which the Debtor failed to cure the default.

         Dated: August 5, 2003.

                                       Respectfully Submitted,


                                       /s/ FRANK B. LYON
                                       -----------------------------------------
                                       Frank B. Lyon
                                       State Bar No. 12739800
                                       6836 Austin Center Blvd., Suite 150
                                       Austin, Texas 78731
                                       512-345-8964
                                       512-345-4393 (facsimile)
                                       ATTORNEY FOR DEBTOR-IN-
                                       POSSESSION


                                       /s/ LEON V. KOMKOV
                                       -----------------------------------------
                                       Leon V. Komkov
                                       State Bar No. 11670500
                                       807 Brazos, Suite 1002
                                       Austin, Texas 78701
                                       (512) 236-8100
                                       (512) 236-8090 (facsimile)

                                       ATTORNEY FOR GRYPHON
                                       OPPORTUNITIES FUND I. L.P.



                             CERTIFICATE OF SERVICE
                             ----------------------

         I hereby certify, that on the 5th day of August 2003, I served a true and correct copy of the foregoing Debtor's Plan of Reorganization on the below listed parties in interest, counsel of record and the attached matrix by regular first class mail.

                                       /s/ FRANK B. LYON
                                       -----------------------------------------
                                       Frank B. Lyon

                                    EXHIBIT A
                                    ---------


All contracts with clients
Lease with Avallon Braker for office space